EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the shares of Provident Financial Group, Inc. Common Stock and the Deferred Compensation Obligations to be issued pursuant to the Provident Financial Group, Inc. Deferred Compensation Plan, as Amended and Restated effective as of January 1, 2001, of our report dated January 16, 2002 with respect to the financial statements of Provident Financial Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Cincinnati, Ohio March 27, 2002	/s/ Ernst & Young LLP Ernst & Young, LLP